Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Bluegreen Corporation		The Equity Group Inc.
Tony Puleo		Devin Sullivan
Chief Financial Officer		(212) 836-9608
(561) 912-8270		dsullivan@equityny.com
tony.puleo@bluegreencorp.com		Adam Prior
(212) 836-9606
aprior@equityny.com
FOR IMMEDIATE RELEASE
BLUEGREEN CORPORATION DECLARES
DIVIDEND DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS
Boca Raton, Fla., July 27, 2006 — The Board of Directors of Bluegreen Corporation (NYSE: BXG) declared today a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Bluegreen common stock. George F. Donovan, President and Chief Executive Officer of the Company, stated: “The Rights are designed to assure that all of Bluegreen’s shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Bluegreen without paying all shareholders a premium for that control.”
The Rights are intended to enable all Company shareholders to realize the long-term value of their investment in the Company. The Rights will be exercisable only if a person or group acquires 15% or more of the Company’s common stock or commences a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock, subject to certain exceptions. The Rights will not be exercisable due solely to the ownership of the Company’s common stock by Levitt Corporation or its affiliates or assigns, who currently own approximately 31.3% of the Company’s common stock. If the Company repurchases some amount of its own common stock and, this results in the holdings of some person or group constituting 15% or more of the common stock, the Rights will not be exercisable as a result of such ownership, so long as the person or group does not make any further acquisition of the Company’s common stock. Finally, if a person or group acquires 15% or more of the Company’s common stock inadvertently or as a result of third parties exercising contractual rights that exist as of today, has not acquired more than 1% of the outstanding common stock through other means after today, and sells enough common stock to reduce its holdings below 15% of the Company’s common stock as promptly as practicable (which, in the contractual rights case, shall not be longer than 60 days), the Rights will not be exercisable as a result of the acquisition. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $40.
Subject to the exceptions described above, if a person or group acquires 15% or more of the Company’s outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, a number of the Company’s common shares having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company’s outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. The person who acquired 15% or more of the Company’s outstanding common stock will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company’s common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%. The dividend distribution will be made on August 16, 2006, payable to shareholders of record on that date, although the provisions of the Rights are in effect as of today. The distribution of Rights is not taxable to shareholders. The Rights will expire on July 27, 2016.
The Board of Directors is taking this action in response to the recent filing of a Schedule 13D with the Securities and Exchange Commission disclosing that David A. Siegel, individually, and through a company he controls, Central Florida Investments, Inc., recently acquired approximately 2,349,800 shares of the Company’s common stock. Additionally, Mr. Siegel and his affiliates disclosed that they have sold put contracts with varying expirations dates which, if exercised in full, could result in Mr. Siegel and his affiliates owning 9,791,900 shares, or approximately 32.1%, of the Company’s common stock. Central Florida Investments is the parent company of Westgate Resorts, a time share company that is a competitor of Bluegreen.
The Board of Directors of the Company intends to continue to monitor Mr. Siegel’s and his affiliates’ holdings in the Company and to consider further appropriate steps. The Board has retained Wachtell, Lipton, Rosen & Katz and Ropes & Gray to advise it in connection with this matter.
ABOUT BLUEGREEN CORPORATION
Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play(R) through two principal operating divisions. With over 150,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts, an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 51,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 5,000 associates. In 2005, Bluegreen ranked No. 57 on Forbes’ list of The 200 Best Small Companies and No. 48 on FORTUNE’s list of America’s 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com.
Statements in this release may constitute forward-looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities and Litigation Reform Act of 1995. Use of words such as “plan”, “plans”, “expects”, “will,” and other forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, and the risk factors and other issues detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2006, and the Quarterly Report on Form 10-Q filed May 10, 2006.